EX-99.1.g
CERTIFICATE OF AMENDMENT
TO THE DECLARATION OF TRUST
OF VAN KAMPEN TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS
(THE “TRUST)
          1. The Declaration of Trust amended by this document was originally filed with the Secretary of the Commonwealth of Massachusetts on January 21, 1992.
          2. Pursuant to this Certificate of Amendment, the name of the Trust will be changed to “Invesco Van Kampen Trust for Investment Grade New York Municipals” and the principal place of business of the Trust shall be changed to 1555 Peachtree Street, N.E., Atlanta, Georgia 30309. To effect the aforesaid amendments, Article 1, Section 1.1, of the Declaration of Trust is amended to read as follows:
“ARTICLE 1
NAME, PRINCIPAL OFFICE, RESIDENT AGENT AND DEFINITIONS
     Section 1.1 Name, Principal Office and Resident Agent. The name of the trust created hereby is the “Invesco Van Kampen Trust for Investment Grade New York Municipals” (the “Trust”).
     The post office address of the principal office of the Trust is 1555 Peachtree Street, N.E., Atlanta, Georgia 30309. The name of the resident agent of the Trust in the Commonwealth of Massachusetts is CT Corporation System, a Delaware corporation, and the post office address of the resident agent is 155 Federal Street, Boston, Massachusetts 02110.”
and, Article XI, Section 11.6, of the Declaration of Trust is deleted in its entirety.
          3. Such amendment shall become effective as of 12:01 a.m. ET on June 1, 2010.
          4. The amendment herein provided for was authorized in accordance with the law.
     IN WITNESS WHEREOF, the undersigned has signed these presents all on May 19, 2010.

/s/ Wayne W. Whalen
Name:	Wayne W. Whalen
As Trustee, and not Individually